Exhibit 99.2

Where Food Comes From, Inc.

2022 Third Quarter Conference Call

Call date: Monday November 14, 2022

Call time: 10:00 a.m. Mountain Time

Jay Pfeiffer – Investor Relations

Good morning and welcome to the Where Food Comes From 2022 third quarter earnings call.

Joining me on the call today are CEO John Saunders, President Leann Saunders, and Chief Financial Officer Dannette Henning.

During this call we’ll make forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about current and future financial performance, growth strategy, customers, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information. Today we’ll also discuss Adjusted EBITDA, a non-GAAP financial measure provided as a complement to GAAP results. Please refer to today’s earnings release for important disclosures regarding non-GAAP measures.

I’ll now turn the call over to John Saunders.

John

Good morning and thanks for joining the call today.

This morning we announced results for our third quarter ended September 30, 2022 and are pleased to say we delivered another quarter of profitable growth.

Revenue in the third quarter increased 11% year over year to $7.3 million from $6.5 million. The increase included a typically solid performance by our verification and certification business and a nice rebound in product sales.

Specifically:

●	Verification and certification services grew by 10% to $5.2 million from $4.7 million in the third quarter last year.

●	Product revenue in the form of tag sales increased 15% year over year to $1.6 million from $1.4 million as drought conditions in the Western U.S. that negatively impacted tag sales in the second quarter began to abate.

●	Software and related consulting revenue was up slightly at $508,000 from $461,000.

Selling, general and administrative expense increased to $2.1 million from $1.8 million year over year, primarily reflecting higher personnel costs in what continues to be a very competitive labor market.

Net income decreased 9% year over year to $785,000, or $0.13 per basic and diluted share, from $867,000, or $0.14 per basic and diluted share.

Adjusted EBITDA in the third quarter was down 13% year over year to $1.3 million from $1.5 million.

Turning to nine-month results:

Total revenue increased 16% to $18.8 million from $16.1 million in the same period last year. We had solid growth in all three revenue segments.

●	Verification and certification services was up 11% to $12.9 million from $11.7 million.

●	Product revenue was up 13% to $3.5 million from $3.1 million.

●	And software and related consulting revenue increased 69% year over year to $2.4 million from $1.4 million, due primarily to execution of a large project with a Japanese government entity in Q1 this year.

Selling, general and administrative expense increased 8% year over year to $5.7 million from $5.3 million, with most of that increase occurring in the third quarter of this year.

Net income through the first nine months was $1.5 million, or $0.25 per basic and diluted share, compared to net income of $2.2 million, or $0.36 per basic and diluted share, in the same period last year – but remember, the year-ago nine-month period included other income in the form of $1.0 million in PPP loan forgiveness – so on an apples to apples basis we still delivered very good profit growth.

Adjusted EBITDA through nine months increased 16% year over year to $2.8 million from $2.4 million

Cash generated from operations was flat year over year at $3.0 million.

Our cash and cash equivalents balance through nine months increased 11% to $6.0 million from $5.4 million at 2021 year-end.

In the third quarter the Company bought back 108,733 shares of its common stock. That raised our year-to-date buyback total to 202,783 shares. Given our strong cash position and consistent cash generation, we expect to continue buying back shares in the foreseeable future.

In our earnings release this morning we referenced some interesting growth opportunities we’re pursuing, and I’d like to spend a few minutes on that subject.

As you may know, our verification and certification portfolio is already the largest and most diverse in the food verification space, but we are constantly looking for ways to expand on that competitive advantage.

Right now, we are focused on two emerging corporate and consumer movements, one of which is ESG, which stands for environmental, social and governance. While we – and a growing number of our customers – are already deeply involved in the sustainability movement through our CARE program, there additional opportunities out there as large companies are rolling out other climate and sustainability initiatives in order remain competitive. The federal government is now heavily involved in funding some of these programs – a pertinent example for us being the USDA Climate Smart Grant, which has allocated $2.8 billion to fund more than 70 projects in the agriculture space.

We have recently engaged with customers in three initial projects that will include participation by certain of our verification teams as well as our SureHarvest unit in a consulting role. I’m not really prepared to quantify these programs in terms of dollar value at this early stage, but we expect these revenue opportunities to grow over time and deliver solid profit margins.

The second opportunity we’re pursuing is aquaculture. In recent months we’ve reported to you progress we’ve made with a couple of programs – the large consulting project promoting Japanese seafood in the United States that we completed in Q1. And the recent launch of our FishCARE initiative and approval of premier trout farmer, processor and distributor Riverance Provisions as our first producer for this standard.

Right now, we’re exploring ways to expand FishCARE internationally. We’re investigating various processes and protocols for programs in Vietnam, Thailand, Malaysia, Indonesia and the Philippines, where much of the seafood consumed worldwide is sourced. We’re also exploring our options for bringing on sales and auditing personnel.

As with most of our business lines, it takes time – sometimes years – to build programs and consistent revenue streams, and aquaculture is no different. In fact, in some ways it is more difficult to develop and deploy solutions than in other food categories because, among other things, so much of the world’s seafood is sourced in Asia and South America, and because the supply chain is so fragmented and diverse, and also because seafood farming creates unique challenges we don’t face with land farming and ranching operations.

So, revenue related to our aquaculture programs has and will continue to be lumpy in the near-term, but we’re think we’re certainly moving in the right direction.

Before I open it up to questions, I wanted to let you know that the Where Food Comes From team will be traveling to New York on January 5th to ring Nasdaq’s closing bell. This is a nice milestone for the company that provides a fair amount of exposure for our company and our stock.

So, thanks again for joining us on the call today. Operator, please open it up to questions now.

Question and Answer Session:

Question 1: Edward Reilly, E.F. Hutton

Wondering about the companies that are rolling out the ESG and climate and sustainability initiatives. Does the opportunity set align — are these companies already customers of Where Food Comes From? Or are you looking to capture additional customers through to these initiatives?

John Saunders

Excellent question, Eddie. It’s both. A significant number of our current customers are, I think, continually being asked questions about their supply chains and the sustainability of those supply chains. So it puts us in a very good position as we have visibility through those supply chains to begin to answer some of those questions and to be able to provide verifiable data, especially if they’re public companies, and they’re under the same pressure that we find ourselves under as a public company.

So really, the genesis for everything was about 2 years ago when we had our first interaction with an ESG brokerage firm that wanted us to answer some of those questions. And I think it brought on an awareness for us that this was something that was much bigger than us as a small public company. That a lot of these companies were probably going to be looking for the same type of clarity and verification capabilities. Do we think there’s other customers out there? Of course. I think there’s a lot of potential customers for us.

The other thing is it diversifies our contact within those companies. So we typically work within procurement and quality control. But as this is primarily financial and something the CFO typically would be involved with on behalf of these companies. It’s a new opportunity for us to connect with these companies, and I think, to become more sticky.

Edward Reily

Okay, great. And then on the SG&A costs and hiring personnel costs, is this solely reflecting an increase in wages? Or are you doing additional hiring? And if so, wondering in what areas you’re hiring for?

John Saunders

The 2 areas that I just mentioned are the big ones, ESG and aquaculture. And yes, we have to pay more to get good talent right now than we have in the past. While we continue to compensate, I think we’re very supportive, and we like to keep rewarding the success of our employees. The job market today we may get half a dozen resumes, make an offer, and it’s very difficult to get those people across the finish line. In many cases, they’re countering, Eddie, and they want more money. It doesn’t seem like anybody wants to work in an office anymore. So everybody wants to be off-site. That’s something that I think we’re going to have to deal with.

And just that diversification of our work base is increasing our cost because we basically have these remote offices everywhere. So I think it’s just the nature of what’s going on. And to get the talent right now, we just have to be more aggressive.

Edward Reily

Okay. And then I’m wondering about how you guys have navigated the current inflationary environment, just with regard to the pricing of the services and products that you guys offer.

John Saunders

Another great question. We just had a long meeting as a company, dealing with the cost of just fuel because our auditors have to travel to these locations. We try to group those audits, and we try to reduce costs as much as possible. But airfare is up 25% to 30%. We all know that the cost of fuel has gone up. So we’ve had to have those conversations with customers. And it’s very difficult. I will tell you, just across the board — as we’re probably at least 25% to 50% increased input costs, which, again, is getting our people to the location is the number one thing that we have to consider in there. So the cost of fuel to get there, the cost of cars, hotel rooms, airlines, all that stuff is just keeps going up.

Question 2: Raphi Savitz, RYS Advisors

John, in terms of legislation, anything out there that you think would have a meaningful impact on either the verification or your Tag business or both?

John Saunders

Good question. I would say, yes. I think there are things that are going on. I wouldn’t necessarily call the grants that the USDA just announced, the $2.8 million necessarily as being regulatory. Although I do think one of the big objectives of this grant is to establish parameters around GHG, carbon credit, really having a mechanism to quantify what sequestration and what carbon — what the impact of carbon on the climate truly is, and how agriculture is affecting that. So I think that as a result of these grants, there will be new regulations that come down to say what it means to be carbon-neutral or carbon-free or climate-smart, which, as the name of the grants indicates that all of this is about being smarter related to the climate and how that’s going to be quantified.

I think this probably isn’t really regulatory as well, but I also, international trade barriers related to the use of different types of technology, or the lack thereof. So we’re involved with some fairly long-term negotiations with countries like Taiwan, which also you can imagine has geopolitical implications, but just the use of technology in the United States. So there’s all kinds of different factors that are going on. I wouldn’t necessarily call them regulatory, but they definitely will lay out a lot of the technical side of what we’ll be doing for the next 5 to 10 years.

Raphi Savitz

Got it. And today, in terms of your 10% or 11% growth, I mean, how much of that would you say is driven by landing new customers versus selling kind of incremental products or solutions to existing customers?

John Saunders

Each year, Raphi, we try to target what we call company-wide major customers for us that would bundle across divisions. If we’re successful in identifying 1 to 2, potentially 3 new customers a year that will kind of fit into that bucket, and I’ll give Riverence last year as one of our critical new customers. So at the end of the day, we’re probably looking at a $50,000 to $100,000 opportunity across those customers, but it continues to give us new opportunities to look at ways to work with larger companies.

I think the critical thing, and I mentioned this about aquaculture is our sales pipeline in some cases, is 3 to 5 years long that we — when we initially meet a company, they go through their typical business situations that they have and eventually come back and say, verification is something that’s important to us now. Maybe we have a customer that wants us to do it or we have some new opportunity that we’re seeing. But that could be 3 years in the making. So really just a few new customers that kind of bring everything.

And then number one focus for us, Raphi, is customer retention. So once we get a customer we do not like to lose that customer. So we spend a lot of time working internally with them to make sure that we’re — whatever the verification we did for them the year prior, we’re going to continue to do that but we’re also going to look to bundle new services and maybe create new value where there wasn’t that value before. So all of our customer relationships, I think it’s probably maybe interesting for everybody here, but they all work on an annual basis, meaning that we do an annual verification. We pick a point in time. And then once that annual verification is done, we come back and we re-evaluate with that customer to see what the next year is going to hold.

Raphi Savitz

Got it. And I guess along those lines, I think we’ve talked about on previous calls how some of these verifications can really kind of impact or may drive an uplift with the end consumer, you and I, when we go shopping a restaurant, should we go to a grocery store. I guess any updates there in terms of any studies you may have done, that the industry has done? Or I know you’ve also experimented with your own kind of verification. Anything new on that front?

John Saunders

Well, I think 1 thing probably to highlight this as our relationship with Heinen’s that we don’t talk quite a bit about. But as I’m sure you’ve remembered over the years, has been one of our of our real critical kind of cornerstone customers because they verify across all of their proteins. So as I mentioned, Riverence was our first FishCARE customer. They are also a supplier to Heinen’s.

So I think connecting the dots with your question and really how do we take the verification that we start on the ground around aquaculture to the consumer, we do it through these existing retail relationships. The relationship we’ve had with Heinen’s is 15 years plus that we’ve been doing that. So they continue to be a very happy customer. They’re very small relative to a lot of the other retailers that we’re working with and talking to. So they have 26 stores, I think. Most of the other retailers that we talk to are in the at least several hundreds that they have across the country.

So it’s a much different ball field that we’re playing on with Heinen’s, but it continues to be how we break the eyes with consumers and understand what they’re looking for. Every day, Raphi, we’re having these conversations with all the retailers that I’ve talked about in the past. I’m sure the ones that you go to and everybody goes to every day. It’s purely a chicken or the egg. And when we get to the point where consumers are demanding that they have this or a strong majority of those consumers as opposed to a vocal minority that we’re very happy to have, and we appreciate, but it’s kind of the same thinking that as we continue to look at sustainability, consumers want trust that there’s not greenwashing going on. And again, that gives us an opportunity to really demonstrate the value of verification, and to give consumers the confidence that this isn’t something that’s just fly by night or just a marketing ploy. It’s something that’s a core value of the business to talk more about the sourcing of their products and their supply chains.

Raphi Savitz

Got it. And just one last one for me. I guess from a kind of an industry penetration standpoint, how well penetrated would you say the beef industry is at this point in terms of verification kind of and/or other? And how would you contrast that with maybe some of the other opportunities you’re looking at, it’s the aquaculture?

John Saunders

Well, by far, the largest penetration that we have is across the beef industry. There’s 25 million animals that are marketed and harvested every year in the United States. And last year, we verified about 2.5 million of them. So in my mind, we’re pegged at about 10% of the current U.S. beef industry.

And I kind of equate it when I walk into the grocery store, Raphi, and you look at the meat case, and it doesn’t matter what retailer you’re talking about. When you go in there, there’s about 80% to 85%, maybe 90% of their product, that’s what I would call commodity. And there’s not a lot of drill down information that you can get by just looking at the label or understanding if it’s grass-fed or humanely cared for or any of the other claims that could be made, where about 10% of the meat case is just that. There’s more information. It’s verified product. There’s a price differentiation to it.

So I think in the beef industry, it’s 10%. I think in other industries, there’s probably similar numbers. And I think it’s purely just because of the way that the United States has evolved from a consumer perspective, meaning that there’s so many choices, there are so many options for different food products that consumers can get when they walk into the store, it really comes down to, are they willing to pay more for it. And I would say about 10% of them right now are in that category.

Question #3: Chris Brown, private investor

So over the last 3 years, you guys have done a really nice job managing through COVID. As you kind of look forward 3 years, and some of the questions some people just touched on it, but kind of how do you think about your kind of natural organic growth rate versus some of the new opportunities you discussed on the call, if you kind of look over the next 3 years as opposed to kind of going backwards?

John Saunders

Yes. Thanks for the question, Chris. I think I’ve talked about my 2 daughters in the past, I have one that’s a sophomore in college and my second is a senior in high school, and they have their own shopping routine, that’s very different from mine at this point, and we have a lot of unique products in the fridge, like oat-milk.

So the way I’ll answer the question is I don’t necessarily know exactly what’s happening or what the transformation is, but I can tell you for a fact that there is a movement towards a better understanding and a better transparency of our food and where it comes from. I think the sustainability question, that, again, I talked about earlier in ESG and understanding all of the dynamics that go into a supply chain related to, obviously, the nutrition and the taste of the food, but also how it was produced, where it came from, how long it took to get here, were the people involved in the production of this food sufficiently compensated for their efforts.

And all of those questions lead to another layer of information that there’s a certain group of people, and it’s a very diverse group of people. I have — my mother is asking certain similar questions because some health issues that she’s going with where she’s trying to figure out how to get clean labels and understand more about where her food is coming from. So when I look at it, Chris, I think where I want to be is ready to satisfy that demand. And when people are ready to pay more for products that we’re in a position that we can do it, do I think we’ll stay on the same trajectory that we’ve been on? Probably. I think there are certain things that have happened, COVID being the largest to really drive that in another way. But I don’t know that it’s going to cause a sea change and that everybody is going to start saying that they’re going to pay twice as much for organic food.

Chris Brown

Right. That’s fair. I appreciate that. And then the second question was on your repurchase program. It seems like you guys are kind of comfortable with your kind of cash flows, et cetera. Is that a strategic repurchase? Or is it a consistent repurchase? And can you give just a little color on how that program works.

John Saunders

Yes. The number one use of capital that we’ve had from day 1 is acquisitions and M&A type activities. And as I’m sure you know and even everybody else on the call would know that that’s a high priority for us as we move forward. The dilemma is we don’t always have those opportunities, and sometimes it takes longer. So what’s the next best use of cash for us. We’re always looking for strategic opportunities, partnerships, any way that we can expand there if there’s marketing opportunities. And then right behind that is buyback, is continuing to use that cash there. So it’s not necessarily that it’s the number one strategic — because acquisition is our number one strategic at this point. It’s just if we don’t have those opportunities, what do we do next.

Question #4: John Tate, private inventor

Yes. Congrats on another quarter, chugging along, doing what you do. I appreciate being a responsible steward of capital. A question for you today is, can you speak at all to how competitive the market is for verification in the ESG and sustainability space where you’re competing for that USDA grant money?

John Saunders

I can’t tell you of another ESG company that’s trying to do what we’re doing right now. Well, that’s not true. The one that I do know that’s doing it is BDO. I can’t even think of the term. But they are doing it, but they’re doing it in other industries. So I think on the food side, John, I don’t know that we have anybody that’s really competing with us. And I think it’s partially because nobody else has the experience that we do, and it’s just kind of hit the market. And we honestly just kind of hit us over the head a little bit. We’re like, man, there may be an opportunity here for us to really to expand into a new area.

I think the other thing that we’re thinking is that we understand that we’re not going to be like a major accounting firm. That’s not our objective. Our objective is to provide strong credential verification. So if you’re just a company like Walmart and you’re having to report on ESG, and within your supply chains, we may only be able to give a snapshot and a portion of that view. So there’s no way to fully quantify all the things that go into there. So we think we’re going to be a part of the process here for the first couple of years, really developing that out.

Aquaculture is very different. It’s a mature market. I will say that most of the auditing and verification related to those industries today are done on NGO, larger groups, which are more a rating type thing that says that like lobsters harvested in Maine are not sustainable or Blue Fin Tuna or something related to that. It’s not really what we call place-based verification, which is more specific to what we do in aquaculture.

So there are companies that are doing aquaculture verification. It’s a little bit different than type of verification. So we see ourselves kind of in a unique spot there, too. And one thing that I talked about a lot is that most of the seafood, it’s not produced in the United States. So we think we’ve got an opportunity there with the seafood that is produced in the United States. And obviously, trout is one of those, but we see some Gulf shrimps, also catfish, tilapia. There’s a lot of seafood that’s produced here that we think we have some good runway there. So hopefully, that gives you a little color. But on the ESG side, I don’t think there’s anybody really doing it.

Operator

Ladies and gentlemen, that concludes our question-and-answer session. I’ll turn the floor back to Mr. Saunders for any final comments.

John Saunders

Thanks, everybody, for joining the call today. Great questions. Appreciate all the thoughts, and we’ll talk to you in a few months.

Operator

This concludes today’s conference. You may disconnect your lines at this time. Thank you for your participation.